FILED PURSUANT TO
RULE 424(B)(3)
FILE NO: 333-108780

HINES REAL ESTATE INVESTMENT TRUST, INC.
SUPPLEMENT NO. 10 DATED MARCH 30, 2005
TO THE PROSPECTUS DATED JUNE 18, 2004

     This prospectus supplement (this “Supplement”) is part of, and should be read in conjunction with, the prospectus of Hines Real Estate Investment Trust, Inc. dated June 18, 2004 (the “Prospectus”), Supplement No. 6 to the Prospectus, dated February 22, 2005, Supplement No. 7 to the Prospectus, dated March 1, 2005, Supplement No. 8 to the Prospectus, dated March 14, 2005 and Supplement No. 9 to the Prospectus, dated March 28, 2005. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as set forth in the Prospectus.

     The purpose of this Supplement is to provide information regarding the dividends recently declared by our board of directors for the month of April 2005.

Status of Offering

     Supplement No. 9 to the Prospectus, dated March 28, 2005 contains a recent description of the status of our public offering.

Dividends Declared by Hines REIT’s Board of Directors

     On March 28, 2005, our board of directors declared dividends for the month of April 2005. The declared dividends will be calculated based on shareholders of record each day during the month and will equal a daily amount that, if paid each day for a 365-day period, would equal a 6.0% annualized rate of return on an investment of $10.00 per share. These dividends will be aggregated and paid in cash in July 2005.